Exhibit 1.2

(TRANSLATION)

SHARE HANDLING REGULATIONS

Amended June 23, 2006

KYOCERA CORPORATION

SHARE HANDLING REGULATIONS

OF

KYOCERA CORPORATION

CHAPTER I

GENERAL PROVISIONS

Article 1. Purpose

The matters relating to the share handling of the Company and fees relating thereto shall be governed by these Regulations based upon Article 13 of the Articles of Incorporation; provided, however, that handling of beneficial owners shall be governed by the rules provided by the Japan Securities Depositary Center (hereinafter referred to as “JASDEC”) in addition to these Regulations.

Article 2. Manager of Shareholders Register

The Manager of the Shareholders Register of the Company, its management office and its intermediary offices shall be as follows:

Manager of the Shareholders Register:	Daiko Clearing Services Corporation 4-6, Kitahama 2-chome, Chuo-ku, Osaka

Management office:	Stock Transfer Department in the Principal Office of Daiko Clearing Services Corporation 4-6, Kitahama 2-chome, Chuo-ku, Osaka

Intermediary offices:	Each branch office of Daiko Clearing Services Corporation

Article 3. Denomination of Share Certificates

1. Share certificates to be issued by the Company shall be in denominations of any number of those shares less than 100 shares, and 100 shares, 500 shares, 1,000 shares and 10,000 shares.

2. Except as provided in Article 13 (Application for Delivery of Non-Possession Share Certificates), Article 21 (Re-issuance due to Stain or Mutilation) or Article 22 (Re-issuance due to Full Capacity of Share Certificate) hereof, shareholders can not require the re-issuance of the share certificates provided in the immediately preceding subsection representing a number of shares not constituting a full unit.

Article 4. Form of Request, Notification or Application, etc.

1. The procedures in respect of any request, notification or application to be made in connection with the business entrusted to the Manager of the Shareholders Register by the Company shall be taken through the Manager of the Shareholders Register.

2. Any request, notification, application or petition under these Regulations shall be in a form prescribed by the Company with the seal mentioned in Article 14 hereof.

3. In case any request, notification, application or petition set forth in the immediately preceding subsection is made by proxy, such proxy shall present a document evidencing his power, and if the consent of an assistant is required, such proxy shall also present a document evidencing such consent.

CHAPTER II

REGISTRATION OR RECORD IN THE SHAREHOLDERS REGISTER, ETC.

Article 5. Registration of Transfer

1. In case of application for registration or record in the shareholders register (hereinafter referred to as “registration of transfer”), an application therefor accompanied by the share certificates, with indication of the name of applicant, shall be submitted.

2. In case of application for registration of transfer of shares acquired by reason other than assignment, the applicant shall submit a document evidencing the transfer in addition to taking the procedure set forth in the immediately preceding subsection.

Article 6. Registration of Transfer Subject to Special Provisions of the Laws and Regulations

In case any special procedure is required by the laws and regulations for transfer of shares, a document evidencing the completion of such procedure shall be submitted together with the application therefor and the share certificates, with indication of the name of applicant.

Article 7. Registration in Register of Beneficial Owners

Registration or record shall be made in the Register of Beneficial Owners based upon the notice from JASDEC concerning the beneficial owners and the beneficial ownership card.

Article 8. Certificate of Beneficial Ownership

Each beneficial owner shall, through a participant, submit the beneficial ownership card to the Company.

Article 9. Aggregation

When the Company recognizes that a shareholder registered or recorded in the Shareholders’ Register and a shareholder registered or recorded in the Register of Beneficial Owners is identical based on the address and the name of such shareholder, the number of shares held by such shareholder shall be aggregated for the purpose of exercising shareholders’ rights.

CHAPTER III

REGISTRATION OF PLEDGE AND INDICATION OF TRUST

Article 10. Registration or Cancellation of Pledge

In case of application for registration, alteration or cancellation of a pledge on shares, an application therefor shall be submitted under the joint signatures of the pledgor and the pledgee together with the share certificates, with indication of the name of pledgee.

Article 11. Indication or Cancellation of Trust Property

In case of application for indication or cancellation of trust property on share certificates, the trustor or the trustee shall submit an application therefor together with the share certificates.

CHAPTER IV

NON-POSSESSION OF SHARE CERTIFICATES

Article 12. Application for Non-Possession of Share Certificates

In case of application for non-possession of share certificates, an application therefor shall be submitted together with the share certificates; provided that if the share certificates have not been issued it is not necessary to submit the share certificates.

Article 13. Application for Delivery of Non-Possession Share Certificates

In case the shareholder having made application for non-possession of share certificates requests issuance of the share certificates, he shall submit an application therefor.

CHAPTER V

VARIOUS NOTIFICATIONS

Article 14. Notification of Names, Addresses and Seal Impressions of Shareholders, etc.

1. Shareholders, beneficial owners and registered pledgees or their legal representatives shall make notification of their names, addresses and seal impressions; provided, however, that foreigners who customarily use signatures may substitute their specimen signatures for their seal impressions.

2. The same procedure shall apply when there is any change in the items notified under the immediately preceding subsection.

Article 15. Notification of Addresses Where Non-Resident Shareholders, etc. Will Receive Notices

1. In addition to the requirements provided in the immediately preceding Article, shareholders, beneficial owners and registered pledgees or their legal representatives residing abroad shall appoint their resident standing proxies in Japan or designate their addresses in Japan where they will receive notices, and shall make notification of such matters.

2. The immediately preceding Article shall apply mutatis mutandis to resident standing proxies.

Article 16. Representative of a Corporation Shareholder

1. A shareholder or a beneficial owner, who is a juridical person, shall make notification of its representative.

2. When it changes its representative, notification thereof shall be submitted together with certificates regarding the matters registered in the commercial register.

Article 17. Representative of Co-owners of Shares

1. Shareholders or beneficial owners who own shares jointly shall appoint their representative and make notification thereof.

2. The same procedure shall apply in case of a change of such representative.

Article 18. Change in Shareholders’ Register, Register of Beneficial Owners and Share Certificates

When a person desires to change the description in the Shareholders’ Register, the Register of Beneficial Owners or on share certificates for any of the following reasons, a notification thereof shall be submitted together with the share certificates and a document evidencing the reason therefor; provided, however, that it is not necessary to submit the share certificates if such share certificates have not been issued and in case of change in the description in the Register of Beneficial Owners.

(1)	Change of surname or given name;

(2)	Appointment, change or discharge of legal representative such as a person with parental authority or a guardian;

(3)	Change of trade name or name of juridical person; and

(4)	Change of organization of juridical person.

Article 19. Exception in respect of Various Notifications by Beneficial Owner

In case of notification by a beneficial owner set forth in this Chapter, such notification shall be made through a participant; provided, however, that in case of a change in the seal impression of the beneficial owner, notification thereof need not be made through a participant.

CHAPTER VI

RE-ISSUANCE OF SHARE CERTIFICATES

Article 20. Re-issuance due to Division or Consolidation

1. In case of application for issuance of new share certificates by reason of division or consolidation of share certificates, an application therefor shall be submitted together with the share certificates.

2. An application for issuance of share certificates representing shares not constituting a full unit by reason of division or consolidation of share certificates may not be made.

Article 21. Re-issuance due to Stain or Mutilation

In case of application for issuance of new share certificates by reason of stain or mutilation of share certificates, an application therefor shall be submitted together with the share certificates; provided, however, that if it is difficult to ascertain the genuineness of the share certificates, the provisions in Chapter VII shall apply.

Article 22. Re-issuance due to Full Capacity of Share Certificate

In case the shareholders column on a share certificate becomes full, the Company shall recall such share certificate and issue a new share certificate in its place.

Article 23. Automatic Consolidation of Share Certificates Representing Shares Not Constituting a Full Unit

In case the total number of shares represented by share certificates representing shares not constituting a full unit submitted for registration of transfer of shares constitutes a full unit, such share certificates shall be consolidated into a share certificate representing shares constituting a full unit unless otherwise specifically requested by the applicant for registration of transfer of shares.

CHAPTER VII

REGISTRATION OF LOST SHARE CERTIFICATES, ETC.

Article 24. Application for the Registration of Lost Share Certificates

Any person applying for registration of a lost share certificate shall submit a written application therefor accompanied by documents proving receipt of such share certificate, documents proving the loss of such share certificate and documents verifying the identity of such applicant; provided, however, that if the applicant is the registered shareholder, only documents proving the loss of such share certificate will be required.

Article 25. Application for the De-registration by Loser of the Share Certificates

In case any person recorded in the register of lost share certificates applies for de-registration provided in the immediately preceding Article, such person shall submit a written application therefor.

Article 26. Application for the De-registration by a Party Possessing Share Certificates

In case any person who possess the share certificates registered as lost share certificates requires the de-registration of the registration of lost share certificates, such person shall submit a written application therefor accompanied by documents verifying the identity of such person, provided, however, that if such person is a shareholder or registered pledgee, such documents verifying identity will not be required.

Article 27. Application of Provisions relating to the Various Notification

If any the person recorded in the register of lost share certificates, but who is not a shareholder or registered pledgee, requires any change in the matters registered or recorded therein, the provisions of Article 14 through Article 18 shall apply mutatis mutandis.

CHAPTER VIII

PURCHASE OF SHARES NOT CONSTITUTING A FULL UNIT

Article 28. Method of Request for Purchase

1. In case of request for purchase of shares not constituting a full unit, a request therefor shall be submitted to a management office or intermediary office as mentioned in Article 2 together with the share certificates; provided, however, that share certificates need not be submitted for which no share certificates have been issued.

2. In case the request mentioned in the immediately preceding subsection is made by a beneficial owner, such request shall be made through a participant and JASDEC.

Article 29. Determination of Purchase Price

1. The purchase price per share of shares for which application for purchase is made shall be the closing price of the shares of the Company on the market opened by the Tokyo Stock Exchange on the day on which the documents of application for purchase set forth in the immediately preceding Article arrive at the management office or intermediary office as provided for in the immediately preceding Article; provided, however, that in case no transaction in the shares of the Company takes place on said Stock Exchange on such day, the price shall be the closing price of the shares of the Company on the Osaka Securities Exchange on the same day.

2. In case no transaction in the shares of the Company takes place on any Stock Exchange set forth in the immediately preceding subsection or in case such day is not a business day for said Stock Exchanges, the price per share of the Company shall be the price of the shares of the Company effected at the first transaction in the shares of the Company taking place on the market opened by the Tokyo Stock Exchange on the next day, and if no transaction in the shares of the Company takes place on the said Stock Exchange on such next day, the price shall be the price effected at the first transaction in the shares of the Company taking place on the Osaka Securities Exchange on the same day.

3. In case no transaction in the shares of the Company takes place on any Stock Exchange as set forth in the immediately preceding subsection, the same method shall apply on the next day and so on in like manner thereafter.

Article 30. Payment of Purchase Price

1. The purchase price payable upon application for purchase of shares not constituting a full unit shall be the purchase price per share determined pursuant to the immediately preceding Article multiplied by the number of shares for which application for purchase is made. The purchase price shall be payable at the place where the application for purchase is received on a day specified by the Company within six business days following the day when the purchase price is determined.

2. The person making application for purchase may request that the purchase price be paid to him to an account at a bank designated by him or by cash by means of mail transfer.

3. The fees set forth in subsection 2 of Article 41 shall be deducted from the purchase price as set forth in the immediately preceding subsection at the time of payment thereof.

Article 31. Transfer of Shares Purchased

The shares not constituting a full unit for which an application for purchase is made shall be transferred to the Company on the day on which the payment or the procedure for payment of the purchase price is consummated pursuant to the immediately preceding Article.

CHAPTER IX

PURCHASE TO INCREASE NUMBER OF SHARES

NOT CONSTITUTING A FULL UNIT

Article 32. Method of Requesting Purchase to Increase Number of Shares

1. Any shareholder or beneficial owner of shares of the Company, who holds shares not constituting a full unit and who requires the Company to sell such number of shares as will, when aggregated with the shares not constituting a full share unit owned by such shareholder, constitute a full share unit (hereinafter referred to as a “Request for Purchase”), shall submit a written request to such effect together with share certificates and the approximate amount of the purchase price, as provided for in the immediately following Article, to the management office or an intermediary office as provided for in Article 2 hereof; provided, however, that if no share certificate has been issued, submission of a share certificate shall not be required.

2. When a beneficial owner makes a request as provided in the immediately preceding subsection, such request shall be submitted through JASDEC or a participant therein.

Article 33. Approximate Amount of Purchase Price

1. The approximate amount of the purchase price shall be the closing price per share of the Company on the market opened by the Tokyo Stock Exchange on the day on which the written request provided for in the immediately preceding Article arrives at the management office or an intermediary office (in the event that no transaction in the shares of the Company takes place on such stock exchange on such day, the price shall be the most recent closing price per share of the Company on such stock exchange) multiplied by the number of shares requested to be purchased and multiplied, further, by 1.3. Any amount less than 1,000 yen resulting from such calculation shall be rounded upward to the nearest 1,000 yen. In the event that a beneficial owner of shares of the Company makes a Request for Purchase, the approximate amount of the purchase price shall be determined by JASDEC.

2. The Company shall not accept any Request for Purchase if the approximate amount of the purchase price submitted pursuant to the immediately preceding Article is short of the amount provided in the immediately preceding subsection.

Article 34. Request for Purchase Shares the Number of which Exceeds the Number of Shares of the Company Held by the Company

When the aggregate number of shares requested to be purchased on a particular day exceeds the number of shares held by the Company for sale, all Requests for Purchase submitted on such day shall be ineffective.

Article 35. Effective Date of Request for Purchase

The effective date of a Request for Purchase shall be the day on which the written request provided for in Article 32 and the approximate amount of the purchase price provided for in Article 33 arrive at the management office or an intermediary office.

Article 36. Suspension of Acceptance of Requests for Purchase

1. The Company will suspend acceptance of Requests for Purchase for one month in each of March and September every year.

2. Notwithstanding the immediately preceding subsection, if the Company deems it necessary, the Company may set a period during which the acceptance of Requests for Purchase shall be suspended.

Article 37. Decision as to Purchase Price

1. The purchase price per share of shares for which a Request for Purchase is made shall be the closing price of the shares of the Company on the market opened by the Tokyo Stock Exchange on the day on which the Request for Purchase becomes effective; provided, however, that in the event that no transaction in the shares of the Company takes place on such stock exchange on such day, the price shall be the closing price of the shares of the Company on the market opened by the Osaka Securities Exchange on the same day.

2. In the event that no transaction in the shares of the Company takes place on any stock exchange as provided for in the immediately preceding subsection, or in the event that such day is not a business day for said stock exchanges, the purchase price per share of the Company shall be the price of the shares of the Company in the first transaction in such shares taking place on the market opened by the Tokyo Stock Exchange on the following day, and if no transaction in such shares takes place on such stock exchange on such following day, the purchase price shall be the price in the first transaction in such shares taking place on the market opened by the Osaka Securities Exchange on the same day.

3. In case no transaction in the shares of the Company takes place on any stock exchange as set forth in the immediately preceding subsection, the same method shall apply on the following day and so on in like manner thereafter.

4. The total purchase price shall be the price per share obtainable pursuant to the provisions in the three preceding subsections multiplied by the number of the shares requested to be purchased.

5. When the approximate amount of the purchase price as provided for in Article 33 is less than total of the purchase price as provided in the immediately preceding subsection and the amount of fees as provided in subsection 2 of Article 41 (hereinafter referred to the “Purchase Price”), the deficiency shall be charged to the person submitting the Request for Purchase. In such event, if such deficiency is not paid within five business days from the date immediately following the date when the deficiency is charged, the Request for Purchase shall be nullified.

Article 38. Receipt of Purchase Price

1. The Company shall, within six business days after the date when the Purchase Price has been decided, or upon payment of any deficit as provided for in subsection 5 of the immediately preceding Article, receive the Purchase Price out of the approximate amount of the purchase price; provided, however, when such Purchase Price reflects rights, including, without limitation, dividends of distributable amount or stock splits, the receipt of the Purchase Price shall take place prior to the record date relating to such rights.

2. The balance after deducting the Purchase Price from the approximate amount of the purchase price shall be returned to the shareholder requesting the purchase by transfer to the bank account specified by such shareholder or by payment in cash through postal saving account.

Article 39. Transfer of Shares Purchased

The shares purchased shall be transferred to the shareholder or beneficial owner on the date on which the receipt of the Purchase Price is completed.

Article 40. Delivery of Share Certificate

When, as a result of a Request for Purchase, shares come to constitute a full unit, a share certificate representing such shares shall be delivered to the shareholder requesting the purchase without delay; except in the case of a Request for Purchase by a beneficial owner.

CHAPTER X

FEES

Article 41. Fees

1. The fees for application of registration of lost share certificates pursuant to Article 24 (Application for the Registration of Lost Share Certificates) shall be as follows:

Per application:	¥9,000
Per share certificate in addition to the first certificate covered by the application:	¥600

2. The fees for the purchase of shares pursuant to Article 28 (Method of Application for Purchase) hereof and fees for the purchase of shares to increase the number of shareholding pursuant to Article 32 (Method of Requesting Purchase to Increase Number of Shares) shall be the brokerage commission for the purchase and sale of a full unit of shares of the Company calculated pursuant to the following method which is proportionate to the number of shares not constituting a full unit purchased by the Company from the applying shareholder or purchased by the applying shareholder from the Company.

(Method) From the total amount obtained by multiplying the purchase price for one share determined in Article 29 or Purchase Price per share as determined in Article 37 hereof by the number of shares constituting full units:

Amount of ¥1,000,000 or less	1.150%
Amount exceeding ¥1,000,000 up to ¥5,000,000	0.900%
Amount exceeding ¥5,000,000 up to ¥10,000,000	0.700%
(amounts less than ¥1.00 are rounded downward)

Provided, however, that in case the amount calculated for one unit of shares is less than ¥2,500, the fee shall be ¥2,500.

SUPPLEMENTARY PROVISIONS

1. These Regulations may be amended by a resolution of the Board of Directors.